UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 15, 2012

Dollar General Corporation

(Exact name of registrant as specified in its charter)

Tennessee	001-11421	61-0502302
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Mission Ridge Goodlettsville, Tennessee	37072
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 855-4000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Amendment to the Asset-Based Credit Facility

Overview

On March 15, 2012, Dollar General Corporation (the “Company”) entered into an amended and restated credit agreement (the “Amended and Restated Credit Agreement”) among the Company, certain of the Company’s subsidiaries, the lenders party thereto, Wells Fargo Bank, N.A. as administrative agent, collateral agent, swingline lender and letter of credit issuer, and the other agents party thereto. The Amended and Restated Credit Agreement modifies the terms of the Company’s existing asset-based revolving credit facility (as so amended, the “ABL Facility”).  The following is a summary of the material terms of the ABL Facility and is qualified in its entirety by reference to the copy of the Amended and Restated Credit Agreement that is filed as Exhibit 4.1 to this Current Report on Form 8-K.

The ABL Facility provides for $1,200,000,000 of revolving credit commitments and allows for additional incremental revolving commitments of $250,000,000. The lenders under the ABL Facility are not under any obligation to provide any such incremental commitments and any such addition of or increase in commitments under the ABL Facility will be subject to the Company’s not exceeding certain senior secured leverage ratios and certain other customary conditions precedent.

The amount from time to time available under the ABL Facility (including in respect of letters of credit) shall not exceed the borrowing base. The borrowing base equals the sum of (i) 90% of the net orderly liquidation value of all eligible inventory of the Company and each guarantor thereunder and (ii) 90% of all accounts receivable and credit/debit card receivables of the Company and each guarantor thereunder, in each case, subject to a reserves established by the Administrative Agent in good faith.

Interest Rate and Fees

Borrowings under the ABL Facility bear interest at a rate equal to an applicable margin plus, at the Company’s option, either (a) a LIBOR rate adjusted for certain additional costs or (b) a base rate, in each case plus a spread. The initial applicable margin for borrowings is 1.75% with respect to LIBOR borrowings and 0.75% with respect to base-rate borrowings. In addition to paying interest on outstanding principal under the Credit Facility, the Company is required to pay a commitment fee to the lenders under the Credit Facility in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.375% per annum. The applicable margins for borrowings and commitment fees under the ABL Facility are subject to adjustment each quarter based on average daily excess availability under the Credit Facility.  The Company must also pay customary letter of credit fees.

Prepayments

The Company may voluntarily repay outstanding loans under the Credit Facility at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

Letters of Credit

$350.0 million of the Company’s Credit Facility is available for letters of credit.

Amortization

There is no amortization under the Credit Facility. The entire principal amounts (if any) outstanding under the Credit Facility are due and payable in full at maturity, on July 6, 2014, on which day the commitments thereunder will terminate.

Security

Pursuant to a Security Agreement, dated as of July 6, 2007, among the Company, the subsidiary borrowers and Wells Fargo Bank, N.A., all obligations under the Credit Facility are secured by all existing and after-acquired inventory, accounts receivable, and other assets arising from such inventory and accounts receivable, of the Company and each subsidiary borrower, subject to certain exceptions.

Certain Covenants and Events of Default

The Amended and Restated Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, the Company’s ability to:

•                  incur additional indebtedness and liens;

•                  undergo certain fundamental changes;

•                  sell assets;

•                  pay dividends and distributions or repurchase the Company’s capital stock;

•                  make investments or acquisitions;

•                  repay or repurchase subordinated indebtedness;

•                  amend material agreements governing the Company’s subordinated indebtedness; and

•                  change the Company’s lines of business.

Although the Credit Facility does not require the Company to comply with any financial ratio maintenance covenants, if it has excess availability less than the greater of (i) $75.0 million and (ii) 10% of the lesser of the revolving credit commitments and the borrowing base at any time, the Company is not permitted to borrow any additional amounts thereunder unless the Company meets a financial ratio set forth in the Credit Facility.

The Amended and Restated Credit Agreement also contains certain customary affirmative covenants and events of default.

Certain Relationships

An affiliate of Goldman, Sachs & Co. (among other entities) serves as a lender under the ABL Facility. Goldman, Sachs & Co., through its investment in Buck Holdings, L.P., is a controlling shareholder of the Company.

Item 2.03                                             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01               Financial Statements and Exhibits.

(d)      Exhibits.  See Exhibit Index immediately following the signature page hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 19, 2012	DOLLAR GENERAL CORPORATION

	By:	/s/ Susan S. Lanigan
Susan S. Lanigan
Executive Vice President and General Counsel

Exhibit No.	Description of Exhibit
4.1

Amended and Restated ABL Credit Agreement, dated as of March 15, 2012, among Dollar General Corporation, as Parent Borrower, certain domestic subsidiaries of Dollar General Corporation, as Subsidiary Borrowers, Wells Fargo Bank, N.A. as ABL Administrative Agent, and the other lending institutions from time to time party thereto.